OrthoPediatrics Corp. Announces U.S. Launch of PediFoot Deformity Correction System

WARSAW, Indiana, November 15, 2019 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, is pleased to announce the domestic launch of the PediFoot Deformity Correction System (“PediFoot”), following 510(k) clearance by the U.S. Food and Drug Administration (FDA) in August.

The PediFoot system is the first pediatric-specific system to treat deformities of the foot. Within the OrthoPediatrics product portfolio, this system offers the smallest plates and screws, which enable greater effectiveness in addressing cavus foot, flatfoot, clubfoot, and hallux valgus foot deformities. More specifically, the sophisticated system is designed to focus on lateral column lengthening, calcaneal slide osteotomies, opening and closing wedge osteotomies, and arthrodesis procedures. To optimize fixation in these procedures, PediFoot is the first OrthoPediatrics system to offer StarLoc™, a variable angle locking screw technology. In addition, patients will benefit from the innovative instrumentation which flexibly follows the anatomic movement of the bones during the correction process.

The system also includes PediPedal, a combination of non-slip platforms and handle that assist the surgeon in taking repeatable, simulated weight bearing x-rays intraoperatively during surgery.

“We are excited to commence the domestic launch of our PediFoot Deformity Correction System,” commented Joe Hauser, OrthoPediatrics’ Vice President of Trauma & Deformity Correction. “Designed with a team of eminent pediatric orthopedic surgeons, this system addresses four of the most common pediatric foot deformities. With a heightened focus on instrumentation and intra-operative ease, the entire system is contained in one tray with innovative instrumentation that aids in reproducible correction and optimizes time in the operating room. This is the first of many launches to address pediatric foot and ankle procedures.”

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 32 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States.

Investor Contacts
The Ruth Group
Tram Bui / Emma Poalillo
(646) 536-7035 / 7024
tbui@theruthgroup.com / epoalillo@theruthgroup.com

2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com					TOLL-FREE PHONE FAX	877.268.6339 574.268.6379 574.269.3692

	TRAUMA & DEFORMITY	SPINE	SPORTS MEDICINE	CLINICAL EDUCATION